FOR IMMEDIATE RELEASE               Contact:        Michael J. Jeffries,
                                                    Osteotech, Inc.
October 17, 2005                                    (732) 542-2800
                                                               or
                                                    Andrea Priest
                                                    The Global Consulting Group
                                                    (646) 284-9425


                   OSTEOTECH RECEIVES COMMUNICATION FROM MTF;
               WITHDRAWS UNSOLICITED PROPOSAL TO ACQUIRE OSTEOTECH


Osteotech, Inc. (NASDAQ: OSTE) announced today that it has received a letter from the Musculoskeletal Transplant Foundation ("MTF") stating that it is withdrawing its unsolicited proposal to acquire Osteotech.

Richard W. Bauer, Osteotech's Chief Executive Officer, stated, "With the MTF proposal behind us, we are aggressively moving ahead with the implementation of our business plans and strategies. MTF's unsolicited actions have resulted in the Company incurring significant costs for legal and investment banking counsel, and has had a short-term impact on our operating business commencing in September and which continued into October. With a strong pipeline of innovative new products and technologies, we remain optimistic about the longer term future of Osteotech as an independent company. The Company will provide an in-depth update when we report third quarter 2005 results in the first week of November."

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the timing of approvals, if required, by governing regulatory bodies, the ultimate

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success of those  products in the market  place,  the continued  acceptance  and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the each of the first two quarters of 2005) filed with the Securities and Exchange Commission. All information in this press release is as of October 17, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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